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                                                                        PART III

ITEM 19 : EXHIBITS
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EXHIBIT 7.1  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                    JUNE 30   JUNE 30   JUNE 30
A$ MILLIONS                                                                           2002      2001      2000
------------------------------------------------------------------------------------------------------------------
AUSTRALIAN GAAP
(A)  Operating profit before tax from continuing operations (including
 non-recurring items)                                                                 (32.8)    (91.1)    (35.3)
                                                                                    ------------------------------
Net Interest Expense                                                                   54.7      99.4     102.5
50% of SPT Total Interest/(1)/                                                          5.8       9.1       8.6
                                                                                    ------------------------------
(B)  Total Fixed Charges                                                               60.5     108.5     111.1
(C)  Total  (A) plus (B)                                                               27.7      17.4      75.8
                                                                                    ------------------------------
Ratio of (C) to (B)                                                                    0.46      0.16      0.68
                                                                                    ------------------------------

US GAAP
US GAAP Profit after tax from continuing operations                                   (75.1)   (223.0)    (31.0)
Operating profit tax expense                                                           26.9     147.2       2.6
Minority Interest                                                                       2.8       3.6       4.1
                                                                                    ------------------------------
US GAAP Profit before Tax                                                             (45.4)    (72.2)    (24.3)
(B)  Add: Total fixed charges as above                                                 60.5     108.5     111.1
(D)  Total                                                                             15.1      36.3      86.8
                                                                                    ------------------------------
Ratio of (D) to (B)                                                                    0.25      0.33      0.78
                                                                                    ------------------------------

/(1)/   50% owned entities

SPT represents the South Pacific Tyres joint venture